Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:  Steve Tanner

Senior VP, Chief Financial Officer

Real Mex Restaurants

562-346-1202

steve.tanner@realmexrestaurants.com

REAL MEX RESTAURANTS, INC. COMMENCES CHANGE OF CONTROL OFFER

Cypress Calif. — September 19, 2006.  Real Mex Restaurants, Inc., a Delaware corporation (the “Company”), commenced a change of control offer (the “Offer”) to purchase any or all of its 10.00% Senior Secured Notes due 2010 (the “Notes”) that remain outstanding under the Indenture dated March 31, 2004 (the “Indenture”) by and among the Company, the guarantors thereto and Wells Fargo Bank, National Association, as trustee. The Company is offering to repurchase the Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes or portion of Notes validly tendered for payment thereof, plus accrued and unpaid interest up to, but not including, the date of payment, upon the terms and subject to the conditions of the Offer.  The Company has obtained a securities purchase commitment, subject to customary conditions, from Credit Suisse Securities (USA) LLC (“Credit Suisse”) pursuant to which Credit Suisse will purchase any Notes properly tendered pursuant to the Offer. Credit Suisse has obtained a securities purchase commitment from a third party, Cocina Funding Corp., L.L.C. (an affiliate of Farallon Capital Management, L.L.C.), and will resell the Notes purchased in this Offer to Cocina immediately following the expiration date. The offer will expire at 5:00 p.m., New York City time on October 19, 2006, unless extended by the Company in its sole discretion. As of the date of the commencement of the Offer, $105 million aggregate principal amount of Notes remained outstanding.

The Offer is being made pursuant to Section 4.15 of the Indenture.  On August 17, 2006, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with RM Restaurant Holding Corp. and RM Integrated, Inc. (“RM Integrated”).  On August 21, 2006, the closing of the Merger Agreement occurred, RM Integrated merged with and into the Company, with the Company as the surviving corporation (the “Merger”).  The Merger constituted a “change of control” under the Indenture.

About Real Mex Restaurants

Real Mex Restaurants has 245 company-owned, franchised and internationally licensed restaurants and is the largest Mexican casual dining restaurant operator in the United States, with 161 company-owned restaurants in California and an additional 34 company-owned restaurants in twelve other states.  These include 69 El Torito Restaurants, 68 company-owned Chevys Fresh Mex Restaurants, 36 Acapulco Mexican Restaurants, 7 El Torito Grill Restaurants, five company-owned Fuzio Universal Pasta Restaurants, the Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who∙Song & Larry’s, Casa Gallardo, El Paso Cantina, Keystone Grill and GuadalaHARRY’S.  Real Mex Restaurants is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable, and friendly environment.